U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3/A

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

Pearson                            Robert                  C
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   (Last)                            (First)              (Middle)
8080 N. Central Expressway
Suite 210, LB-59
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                                    (Street)

Dallas                              TX                    75206
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     June 21, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Laserscope, Inc. (LSCP)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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


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Common Stock                             531,500                      (I)                  (3)
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
Explanation of Responses:
(1)  Securities held by Renaissance Capital Growth & Income Fund III, Inc.
(2)  Securities held by Renaissance US Growth and Income Fund Trust PLC.
(3)  Securities held by BFS US Special Opportunities Trust PLC.
The Reporting Person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Advisor to Renaissance Capital Growth & Income Fund III, Inc., and BFS US Special Opportunities Trust PLC and the Investment Manager for Renaissance US Growth and Income Trust PLC, and may therefore be deemed the beneficial owner of such securities.

The Reporting Person disclaims such beneficial ownership.


                            (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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8% Convertible Debenture  Immed   02/11/2007       Common Stock          1,200,000            $1.25          (I)           (1)
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8% Convertible Debenture  Immed   02/11/2007       Common Stock          1,200,000            $1.25          (I)           (2)
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Options               01/01/2003  06/21/2012       Common Stock             10,000            $4.19          (I)           (1)
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Options               01/01/2004  06/21/2012       Common Stock             10,000            $4.19          (I)           (1)
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Options               01/01/2005  06/21/2012       Common Stock             10,000            $4.19          (I)           (1)
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Options               01/01/2003  06/21/2012       Common Stock             10,000            $4.19          (I)           (4)
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Options               01/01/2004  06/21/2012       Common Stock             10,000            $4.19          (I)           (4)
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Options               01/01/2005  06/21/2012       Common Stock             10,000            $4.19          (I)           (4)
====================================================================================================================================

Explanation of Responses:
(1)  Securities held by Renaissance Capital Growth & Income Fund III, Inc.
(2)  Securities held by Renaissance US Growth and Income Fund Trust PLC.
(3)  Securities held by BFS US Special Opportunities Trust PLC.
(4)  Securities held by Renaissance Capital Group, Inc.
The Reporting Person is an executive officer of Renaissance Capital Group, Inc., which is the Investment Advisor to Renaissance Capital Growth & Income Fund III, Inc., and BFS US Special Opportunities Trust PLC, and the Investment Manager for Renaissance US Growth and Income Trust PLC, and may therefore be deemed the beneficial owner of such securities.

The Reporting Person disclaims such beneficial ownership.




/S/                                                        Ju67 08, 2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                            (Print or Type Responses)

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